Dynex Capital, Inc.

Power of Attorney

The undersigned hereby appoints Stephen J. Benedetti, as attorney-in-fact for the sole purpose of executing on behalf of the undersigned Forms 4 and 5 to be filed in accordance with the Securities and Exchange Act of 1934 relative to changes in the ownership of shares of the common or preferred stock of Dynex Capital, Inc. by the undersigned and by certain related persons and affiliates of the undersigned.  The undersigned hereby acknowledges that such Forms 4 and 5 will only be filed following notice to the attorney-in-fact, of trades by the undersigned or be certain related persons or affiliates of the undersigned.

This Power of Attorney shall be effective as of February 1, 2003 and shall continue through February 1, 2004.

/s/ Leon A. Felman

Signature

Leon A. Felman